# MARKETING AGREEMENT

## BETWEEN

Seaniemac Limited a company registered in Ireland with Reg. No.5318727 (here in after referred to as "Partner") having its registered office at:

Coliemore House

Coliemore Road

Dalkey

Co Dublin

## AND

Jenningsbet (IOM) Ltd a company incorporated in the Isle of Man with Reg. No. 122698C

(here in after referred to as " JB " having its registered office at:

22a Castle St

Douglas

Isle of Man

IM1 2EZ

Phone: +44 1279 625901

Fax: +44 1279 625922

SEANIEMAC. COM.

Partner will market the Internet site www "to be confirmed" (hereinafter called "Site").

Both JB and Partner are hereinafter also referred to as a Party or Parties.

1 COOPERATION

1.1 The Parties wish to enter cooperation for marketing of a gaming site. The facility to offer a telephone white label will also be considered at a later date.

1.2 JB is responsible for the software development, operations, sportsbook trading, telephone betting operations, licensing, hosting, payment solutions, security and first line support of all gaming related questions.

1.3 Partner is responsible for marketing and driving traffic to the gaming platform. Any marketing costs that JB has not agreed to share are to be taken by Partner.

1.4 Partner is aware that by entering this agreement Partner becomes part of a poker network. As the same customer may have accounts with several different partners in the poker network it is not allowed to offer individual players discounted rake or make other promotions targeted specifically to attract customers from other partners within the poker network.

1.5 The Partner also acknowledges that being part of a network means that certain promotions (like Bad Beat Jackpot, Loyalty Points and Tournament Sponsorship etc) are compulsory. Costs for promotions that are not individual but based on an event (like a sponsorship of a specific tournament) will be divided pro rata according to the amount of participants each partner has in the event.

1.6 Marketing efforts made by Partner must be according to accepted standards and approved by JB. Partner agrees to comply with the bonus guidelines and to other rules set up by JB from time to time in order to limit competition within the network by offering players promotions that are considered too costly/aggressive.

1.7 JB agrees to let the partner offer specific betting markets that will be used for PR or marketing purposes. The markets will be supplied by the partner with any losses being the full responsibility of the partner.

2 PARTNER COMMISSION

2.1 Partner is paid a commission which is based on how much revenue players have generated, with deductions for different bonus and promotion costs during the month. The commission model is as follows:

| <u>Monthly Gross Rev*</u> | <u>Partner %</u> |
|---|---|
| 0 - £100,000 - | 70% |
| £100,000 + (3 Consecutive Months) - | 75% |

i.e. if the monthly gross rev is £70,000 the partner receives 70% of £70,000 = £49,000.

Should the monthly gross revenue exceed £100,000 for 3 consecutive months the partner receives 75% (we will reserve the right to reduce it back should the revenues fall bellow £100,000 per month)

2.2 Gross Revenue represents the total revenue generated by players tagged to the different branded sites belonging to the Partner from Poker, Casino and Sportsbetting as calculated hereunder, less costs for charge backs (credit card fraud), gaming taxes, licencing fees. If Partner has raised the deposit limits for a player to more than €300 per day, Partner takes the full financial risk for any charge backs made from that account.

2.3 Poker revenue will be calculated as the gross rake less shared costs for promotions in the Poker Room (bonuses, tournament sponsorship, loyalty points etc.) and Third party revenue share of 16%

2.4 Casino and games revenue will be calculated as wagers placed less winnings paid less costs for promotions (bonuses etc) given in the Casino. There will also be a deduction of 19.5% representing external costs for operating the Casino.

2.5 Sportsbetting revenue will be calculated as wagers placed less winnings paid less costs for promotions (bonuses, freebets etc.) in the Sportsbook.

2.6 Any future taxation or other fees imposed upon JB related to the gaming activity will also be deducted and constitutes the basis for immediate renegotiation of this contract.

2.7 Commission model will be reviewed after 2 years on a year by year basis and renegotiated if applicable.

3 TRACKING

3.1 All players that sign up at the Site will be tagged to Partner.

3.2 All players that use a Partner unique code will be tagged to Partner. Codes can be provided in limited or unlimited series and can be connected to special promotions.

3.3 JB will provide a web interface and/or reporting portal allowing Partner to follow its clients' gaming activities.

4 COSTS

4.1 Partner will be provided a branded site at a set up fee of £35,000. The set up fee includes all design, software, web hosting and license fee for the branded site for the first 12 months.

4.2 Partner will be charged a monthly license fee of 2% of the gross revenue after the initial period of 12 months

4.3 Partner will guarantee JB a minimum monthly revenue share payment of £6,000 fixed for the duration of the agreement

5 SETTLEMENT

5.1 Partner will be provided a Partner Account within the network for settling purposes. All commissions are paid on a calendar monthly basis to the Partner Account, no later than 21 days after the end of calendar each month. Prior to the 21 days JB will provide a monthly report which the partner must agree to before commission is paid into the partner account. From this account withdrawals can be requested by different payment methods.

5.2 If paid promotions, net losses or charge backs exceed gross revenue, the net losses will be carried forward to the next month if the total debt for partner is not more than £1,000. If the debt to JB exceeds £1,000 it should be settled within 14 days. JB agree to defer carry over of net losses for a period of 6 months with the exception of any specific losses as a result of specific markets for the partner.

5.3 Partner bears the sole responsibility to report revenues and pay taxes (if applicable) to relevant authorities.

5.4 Partner agrees that, by paying the commission to the Partner Account, JB has made a binding settlement and fulfilled its obligations towards the Partner as well as towards any person/company that have any kind of relation with Partner.

5.5 It is the Partners sole responsibility to make sure that only authorized staff can access and administrate the Partner Account. JB takes no responsibility whatsoever for any unauthorized transactions in the Partner Account. Any transactions made from the account are the Partners sole responsibility.

5.6 In the event that, in our sole discretion, we suspect any Fraud Traffic, then we may delay payment of the Partner Accruals to you for up to one hundred and eighty (180) days while we investigate and verify the relevant transactions. We are not obligated to pay Partner Accruals in respect of Real Money Players who, in our sole discretion, are not verifiably who they claim to be or are otherwise involved with Fraud Traffic. In the event that we determine any activity to constitute Fraud Traffic, or to otherwise be in contravention of this Agreement, then in our sole discretion we may: (i) pay the Partner Accruals in full, (ii) recalculate them in light of such suspected Fraud Traffic and/or (iii) forfeit your future Partner Accruals in respect of Fraud Traffic (as appropriate)

5.7 If you the partner disagree with the monthly reports or amount payable, do NOT accept payment for such amount and immediately send us written notice of your dispute. Dispute notices must be received within thirty (30) days of our making available your monthly report or your right to dispute such report or payment will be deemed waived and you shall have no claims in such regard. Further, deposit of payment cheque, acceptance of payment transfer or acceptance of other payment from us by you will be deemed full and final settlement of Partner Accruals due for the month indicated. Notwithstanding the foregoing, if any overpayment is made in the calculation of your Partner Accruals, we reserve the right to correct such calculation at any time and to reclaim from you any overpayment made by us to you.

## 6 GENERAL PROVISIONS

6.1 Whilst JB will use all reasonable endeavors to make the partner website available to an industry accepted 99.7% of the time both parties acknowledge that from time to time, as a result of hardware failure or supplier failures, the services provided under this Agreement by JB and by Partner can be temporarily disrupted. The Parties acknowledge and agree that neither JB nor Partner or any of their members, shareholders, directors, officers, employees or representatives will be liable to Partner or JB for any special, indirect, consequential, punitive or exemplary damages, or damages for loss of profits or savings, in connection with these temporary disruptions. Also, the Parties acknowledge that JB ability to perform its obligations under this Agreement are subject to government licensing in whatever jurisdiction JB may choose to operate from. JB shall not be held liable for any damages of any kind that may result from changes in government legislation or policy.

6.2 Neither of the parties shall be responsible for failure of performance of this Agreement due to causes beyond their reasonable control.

6.3 Partner and JB will work in close cooperation at all times for the mutual benefit of making the Partners gaming activities a successful long term venture.

6.4 It is also recognised by JB that, Partner's ability to carry out its obligations under this Agreement may be subject to government licensing regulation and laws in whichever territory Partner is active in. Partner shall not be held liable for any damages of any kind that may result from changes in government legislation or policy.

6.5 JB shall have the right to terminate this contract at any time on the giving of thirty (30) days notice in writing to Partner, if JB is under legal prosecution for the content and aim of this Agreement. The parties will try to find another solution in good faith in such case.

## 7 RIGHTS AND OBLIGATIONS

7.1 Partner will create a web site where JB gaming services are included. Partner will market the Site. JB and Partner will work together with the graphical design of the Site and the Partner is allowed to make smaller changes in his graphics within given parameters at no additional cost.

7.2 All gaming will be conducted in Euro (EUR) and or GBP. JB reserves the right to offer gaming in other currencies in the future.

7.3 Player data remains the property of the Partner even after the cessation of this Agreement. If the ownership of JB or its parent company changes, the obligations under this contract shall be honored by the new owners.

7.4 Marketing will be done to existing customers and to new potential customers where possible.

7.5 Both Parties have the right to transfer its rights and obligations according to this agreement to another related party (i.e. subsidiary), after written notice to the other Party. For other transfers written approval is required from the other Party.

7.6 UK law shall govern this Agreement and any disputes should first of all be resolved between the Parties in good faith. If this does not succeed the dispute should be resolved in good faith by arbitration.

7.7 This Agreement remains in effect for an initial term of two years (24 months) from the day of signing and shall be automatically renewed for successive terms of one year (12 months) unless either party terminates it by a three months' written notice sent by registered mail.

7.8 JB reserves the right to cancel the contract in full or in part in case gaming operations are terminated.

7.9 JB reserves the right to cancel the contract in full or in part in case Partner's Gross Revenue falls short of £6,000 for three (3) consecutive months after 12 months of operations.

7.10 Partner has the right to access all the personal details provided by its clients. All customer data needs to be handled according to international standards by both Parties and in accordance with legal requirements according to 7.12.

7.11 The client database generated by Partner belongs to Partner. JB has no right to use Partners database for communication with the clients unless approved by Partner. Partner acknowledges that individual customers can also be part of other databases owned by JB or other Partners where marketing can be conducted by JB.

7.12 Both parties are aware of, and agree to handle all customer data in accordance with the Data Protection Act and the Privacy Policy stated in the Terms & Conditions that is posted on the Site.

7.13 Partner accepts that JB stores client data also after the termination of this Agreement for record purposes and to comply with UK law.

7.14 If JB terminates this contract within the first six months for any reason other than contained in this contract the partner will be entitled to a full refund of the set up costs.

## 8 CONFIDENTIALITY

8.1 All information regarding this Agreement or information that the Parties receive directly from the other Party or through the cooperation based on this agreement is considered as confidential information, and may not be disclosed to third party.

IN WITNESS WHEREOF this Agreement has been duly signed and executed.

13/3/12

Jenningsbet (IOM) Ltd.

Partner

13-3-12

Dated